Exhibit 99.1

Athenex, Inc. Announces Transition of James Zukin from

Board of Directors to Advisory Role

BUFFALO, N.Y., April 30, 2018—Athenex, Inc. (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, today announced the transition of James Zukin from its Board of Directors to an advisory role. Mr. Zukin’s transition from the Board will be effective July 1, 2018. From that date for at least six months he will serve as Senior Strategy and Business Advisor to the CEO.

Johnson Lau, Athenex’s Chief Executive Officer and Chairman of the Board of Directors, commented, “On behalf of everyone at Athenex, I would like to thank Jim for his contribution to our Company. Jim provided valued counsel to our management team through our first year as a public company. We appreciate his willingness to remain available to us as a strategic and business advisor to the CEO, and wish him all the best in his future endeavors.”

“I am very proud of what Athenex has accomplished and believe I leave it well positioned to continue the rapid development of its oncology drugs,” said Mr. Zukin. “I’m confident that Athenex is prepared to continue its success as I increase my focus on my work commitments and other demands on my time. I look forward to continuing to support the Company as a strategic and business advisor, and to seeing all that the team accomplishes in the future.”

Mr. Zukin currently serves as the chairman of the Board’s Audit and Risk Management Committee. Following his resignation, Athenex will designate a new chairman of the Audit and Risk Management Committee as well as seek a replacement for the vacant Board position.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery and development of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. Athenex’s Oncology Innovation Platform generates clinical candidates through an extensive understanding of kinases, including novel binding sites and human absorption biology, as well as through the application of Athenex’s proprietary research and selection processes in the lab. The Company’s current clinical pipeline is derived from two different platform technologies Athenex calls Orascovery and Src Kinase Inhibition. The Orascovery platform is based on the novel oral P-glycoprotein pump inhibitor molecule HM30181A, through which Athenex is able to facilitate oral absorption of traditional cytotoxics, which Athenex believes may offer improved patient tolerability and efficacy as compared to IV administration of the same cytotoxics. The Orascovery platform was developed by Hanmi Pharmaceuticals and licensed exclusively to Athenex for all major worldwide territories except Korea, which is retained by Hanmi. The Src Kinase Inhibition platform refers to novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization during cell division. Athenex believes the combination of these mechanisms of action provides a broader range of anti-cancer activity as compared to either mechanism of action alone. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan and multiple locations in Chongqing, China.

CONTACT:

Jim Polson

Tel: +1-716-427-2952

Athenex, Inc.

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